EXHIBIT NO. 10.14

MEMORANDUM

To: Doris W. Skoch

From: Marc T. Giles

Date: May 23, 2002

Re: Appointment as Group Managing Director, Gerber Scientific UK, Ltd.

The purpose of this Memorandum is to outline the terms and conditions of your assignment as Group Managing Director of Gerber Scientific UK, Ltd. ("GS UK") located in Bristol, UK, effective January 2002. As the Group Managing Director, you will report to me as President and Chief Executive Officer of Gerber Scientific, Inc. (the "Company").

Following are the details of your assignment:

Base Salary: Your base salary will be US$235,000 per year, effective January 7, 2002. Your salary will be reviewed at the same time the salaries for executives of the Company are reviewed.

Bonus: You will continue to participate in the Gerber Scientific, Inc. 2000-2004 Bonus Plan and your bonus target will remain at 30%. For fiscal year 2002, your bonus will be calculated based on the results at Gerber Scientific Products, and will be calculated using your base salary at April 30, 2002.

Payroll Arrangements/Insurance. As you requested, you will continue to be paid in the United States and you will continue to participate in the Company's employee benefit programs, including medical, dental, and life and disability insurance. You will also continue to participate in the Company's pension and 401k plans.

Relocation Allowance. You will be provided two (2) months' salary, grossed-up for taxes, as a relocation allowance. The Company will arrange for shipment of your personal effects to the UK. In addition, you will also be reimbursed for the reasonable costs of selling either your home in Connecticut or your home in Oklahoma. Until the sale of one of those homes, you will receive a mortgage allowance of $2,000 per month, net of taxes.

Goods and Services Costs: The differential for goods and services, based on a family size of two, will be figured using data obtained periodically from Runzheimer International. Allowances, when payable, will be paid net of taxes.

Vacation and Holiday Leave. You will be entitled to vacation based on the policy in effect for employees of GS UK and Spandex PLC ("Spandex"). You are subject to all local rules regarding the local public and business holiday schedules of the UK.

Home Leave. The Company will provide return economy class airfare between Bristol, UK and Hartford, Connecticut, or Oklahoma, for you and your husband and two children twice in each twelve (12) months offshore service. This airfare must be taken in travel and cannot be carried forward each year.

Emergency Leave. In the event of the serious illness or death of an immediate family member in Connecticut or in Oklahoma, emergency leave will be granted for an appropriate period of time, together with reasonable airfares and reasonable expenses incurred on the journey for you and your husband.

Housing and Transportation in the UK: In lieu of the housing differential, Spandex is presently providing housing for you, including rent and utilities. Spandex is also providing a car for your transportation needs in the UK, this in lieu of the transportation differential. Any changes in these arrangements will require prior written authorization from me. You will no longer be eligible to receive the Company car allowance.

Executive Severance and Change in Control. You will continue to be entitled to change in control and severance benefits in accordance with Company policies.

Tax Arrangements. At the Company's expense, the accounting firm chosen by the Company, KPMG at this time, will prepare United States and UK tax returns for the duration of your Assignment, and for the year ending in which you are repatriated. You are responsible for complying with all requests by KPMG in this matter.

Taxes. While on assignment, the intention is that you will pay the same amount in taxes on your employment income as if you were a resident of Connecticut. As we have agreed to continue paying you from the United States, the Company will withhold from your pay an appropriate amount of tax. At the end of the year, a true-up will be done to adjust for any differences between the taxes actually withheld and the actual tax liability had you remained a resident of Connecticut.

KPMG will assist in the preparation and filing of your US and UK tax returns and will provide the Company with a statement of the tax liability on the Company-earned income.

Termination: Your notice period, should either you or the Company wish to terminate your employment, will be determined based on your status as an employee of the Company.

If the Company should terminate your employment for any reason (except gross misconduct) the Company will reimburse you for reasonable transportation for you and your husband and household effects shipment back to Hartford, Connecticut, or to Oklahoma, based on prevailing circumstances, provided that the move out of the foreign housing occurs within sixty (60) days of termination. Any extension of time beyond that period will require advance written approval by me. In the event your employment is terminated, your termination will be handled in accordance with the then existing termination policy of the Company.

If you voluntarily resign this assignment before December 31, 2005, you may be responsible for your relocation expenses and you may be required to pay a pro-rated portion of the relocation expenses incurred to date.

In the event of your serious illness or death, you and your husband will be repatriated at Company cost to Connecticut.

Any additions, modifications, or changes to this Memorandum must be in writing, signed by me.

If this offer is acceptable, please confirm your acceptance by signing the enclosed copy of this Memorandum and returning it in the envelope provided.

                                                                                /s/ Marc T. Giles________________
                                                                                Marc T. Giles
                                                                                President and Chief Executive Officer

Accepted and Agreed:

/s/ Doris W. Skoch__
Doris W. Skoch